DEBT RESOLVE, INC.
VALUATION REPORT

OF A
CERTAIN AMENDED AND RESTATED
LIMITED LICENSE AGREEMENT
WITH RESPECT TO U.S. PATENT NUMBERS
6,330,551; 6,850,918; 6,594,741; 7,249,114; AND 7,831,523
AS OF
NOVEMBER 30, 2010

DEBT RESOLVE, INC.

VALUATION REPORT

OF A
CERTAIN AMENDED AND RESTATED LIMITED LICENSE AGREEMENT
WITH RESPECT TO U.S. PATENT NUMBERS
6,330,551; 6,850,918; 6,594,741; 7,249,114; AND 7,831,523

AS OF
NOVEMBER 30, 2010

December 3, 2010

Mr. David Rainey
President and Chief Financial Officer
Debt Resolve, Inc.
150 While Plains Road, Suite 108
Tarrytown, New York 10591

Rosen Seymour Shapss Martin & Company LLP ("RSSM") has been engaged by Debt Resolve, Inc. (the "Company") to determine the fair value of a Certain Amended and Restated Limited License Agreement with respect to U.S. patent numbers 6,330,551; 6,850,918; 6,594,741; 7,249,114; and 7,831,523 (the "License Agreement") dated June 27, 2005, by and between Debt Resolve, Inc. (the "Licensee") and James D. Burchetta and Charles S. Brofman (together, the "Licensors") as of November 30, 2010 (the "Valuation Date"). The following information summarizes our assignment:

Client Name	Debt Resolve, Inc.
Place of Organization	Delaware
Principle Business Location	Tarrytown, New York
Property Valued	Amended and Restated Limited License Agreement, dated June 27, 2005
Standard of Value	Lair value
Effective Date of Appraisal	November 30, 2010
Purpose and Intended Use of Appraisal	Financing purposes

Summary of the Conclusion of This Report

The conclusion of the estimated fair value of the License Agreement by and between the Company and the Licensors as of November 30, 2010 is $13,327,000. This opinion is rendered in the context of the specific assignment described above and is applicable only for the period noted above.

Methodology

We have performed a valuation engagement and present our detailed report in conformity with the "Statement of Standards for Valuation Services ("SSVS") No. 1" of the American Institute of Certified Public Accountants. SSVS defines a valuation engagement as "an engagement to estimate value in which a valuation analyst determines an estimate of the value of a subject interest by performing appropriate procedures, as outlined in the AICPA Statement on Standards for Valuation Services, and is free to apply the valuation approaches and methods he or she deems appropriate in the circumstances. The valuation analyst expresses the results of the valuation engagement as a conclusion of value, which may he either a single amount or a range."

SSVS addresses a detailed report as follows: "The detailed report is structured to provide sufficient information to permit intended users to understand the data, reasoning, and analyses underlying the valuation analyst's conclusion of value."

This valuation was performed solely to assist in the determination of the value in connection with obtaining financing for the Company and the resulting estimate of value should not be used for any other purpose, or by any other party for any purpose, without our express written consent.

Our valuation engagement was also conducted in conformity with the Uniform Standards of Professional Appraisal Practice ("USPAP") promulgated by the Appraisal Standards Board of the Appraisal Foundation, and according to guidelines established by Internal Revenue Service Ruling 59-60, together with such other professional standards as we deemed relevant to this engagement.

As noted, we have prepared this report in conformance with USPAP; Standards 9 and 10 apply directly to the preparation of valuation reports of business interests. In general, these requirements are binding. However, flexibility with regard to the extent of certain information contained within the written appraisal report (Standards Rule 30-2) is permitted. Therefore, this report's contents have been limited to discussion of those elements deemed critical to the formation of our opinion.

Preparation of this report involved the review of substantial documentation with respect to the Company, its industry and the national economy. Sources of information reviewed relative to the Company are summarized in Appendix B, Sources of information related to the industry and the national economy are cited specifically at appropriate sections of the report.

In conjunction with the preparation of this report, Rosen Seymour Shapss Martin & Company LLP conducted discussions with the management of the Company which provided important perspective to our understanding of the information reviewed and analyzed in the preparation of this valuation report. In conjunction with our work, we were provided with financial data that we analyzed and accepted, without further verification, as fairly reflecting the operations of the Company. Where the financial information provided was not audited, we did not perform any tests or other audit procedures and we do not express any opinion concerning this information. Our analysis was also based on other economic and financial data obtained from recognized reporting services, which we believe to be reliable and have accepted without further verification.

In all cases we have relied upon the referenced information without independent verification. This report is, therefore, dependent upon the information provided. A material change in critical information relied upon in this report would be cause for a reassessment to determine the effect, if any, upon our conclusion.

Standard of Value

Fair value ("FV") is generally defined as fair market value less the discount for marketability. Under New York Business Corporation Law (§ 1118) no definition of fair value or other criteria by which a court is to determine price or other terms of the purchase is offered. Rather, prevailing law leaves it for a case-by-case determination, based on the specific facts presented, what constitutes fair value.

While no strict definition presently exists for the concept of fair value, it is generally accepted in valuation practice that fair value incorporates fundamentals of both fair market value to a hypothetical buyer, and investment value to a specific buyer, each as applicable to the circumstances of a particular transaction. Accordingly, we utilized attributes from each, as appropriate, in consideration of the facts specific to the valuation of the License Agreement. Generally, fair value represents the amount that will fairly compensate an owner who is being deprived the benefit of an asset. Certain precedents have suggested that fair value may be interpreted to mean fair market value without a minority interest discount.

For the purposes of analysis, fair market value is defined as "the price at which property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts."

Investment value is defined as "the value of an asset or business as it relates to the circumstances of a specific owner or prospective owner." This value standard considers the owner's or prospective owner's knowledge, abilities, expectations of risks and earnings potential, among other factors.

For the purpose of this analysis, fair value is defined as the price at which the subject asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

ECONOMIC OUTLOOK

Overview of the U.S. Economy1 September 30, 2010

The economic recovery that was supposed to lift the United States from the deep recession of 2007-2009 isn't going according to plan. In fact, the "recovery" is on life support. The U.S. Department of Commerce reported on June 25 that the U.S. economy grew by just 3.7% during the first quarter of 2010, down substantially from the revised growth rale of 5.6% recorded for the fourth quarter of 2009. Disappointing as this rate was, it slipped again during the second quarter, with the economy growing by a less-than-expectcd 2.4%. And then, in August, the second-quarter GDP growth rate was downgraded further, to an anemic 1.4%.  Most analysts, including the U.S. Federal Reserve, have lowered their growth forecasts for 2010, and numerous economists are openly wondering if the U.S. economy will slip back into recession.

One of the most troubling factors in this mix is the burgeoning Federal budget deficit, which reached nearly $3.3 trillion for the second year in a row. As a result of accumulating budget deficits, Federal debt will consume 62% of the nation's economic output this year, and is on pace to account for more than 100% of economic output by 2015. Other areas of concern include steep but still-uncertain potential jumps in tax rates, the still-fragile housing and auto markets, and continuing sluggishness in consumer confidence. But it is the job market that remains most worrisome. The U.S. unemployment rate dipped from 9.9% to 9.5% over the three months ending in July, then edged back up to 9.6% in August, where it stayed in September. But private-sector job gains have been less than hoped, and the economy is adding jobs at a pace that is too low to keep up with population growth, much less replace jobs lost during the recession. In fact, the number of employed persons now has declined for four straight months.

U.S. Economy Still Growing, but Barely

In another of a growing series of signs that the nascent U.S. economic recovery is in peril, the U.S. Bureau of Economic Analysis announced on June 30 that real U.S. gross domestic product (GDP) rose by an annual rate of 2.4% quarter-over-quarter. That rate was down sharply from the revised rate of 3.7% for the first quarter of 2010. And, as the Associated Press reported on August 27, the U.S. economic picture was "about to get a lot bleaker," as the Commerce Department revised the second-quarter growth figure downward by almost half, to 1.4%. Americans are getting the message: according to a CNN/Opinion Research Poll published September 26, 74 percent of Americans believe that the U.S. economy still is in a recession, while only 25 percent think that the downturn is over. Indeed, many economists now are wondering whether the U.S. economy might be entering a "pause," or even verging on a double-dip recession.

In reaction to this concern, the U.S. Federal Reserve in July lowered its growth forecast for 2010 from between 3.2% and 3.7% to between 3.0% and 3.5%. The Fed also lowered its forecast growth rate for 2011 from between 3.8% to 4.5% to between 3.5% and 4.2%. Moreover, after spending the first half of 2010 saying that no additional support actions were necessary, Federal Reserve officials in August decided to begin reinvesting principal payments on mortgage loans into long-term Treasury securities.

Unemployment Picture Worsens

In confirmation of assessments that economic growth was stagnating, U.S. employment levels fell for a fourth straight month in September as the number of temporary U.S. Census jobs continued to dwindle while private hiring rose less than expected. Overall, nonfarm payrolls dropped by 95,000 during the month. The U.S. unemployment rate, which had risen to 9.6% in August (a small bump from the 9.5% level of both July and June) remained at that level for September. The jobless rate had ranged between 9.7% and 9.9% for the first five months of the year.

Even with periodic job growth, the U.S. economy has added an average of only 90,000 jobs per month so far this year, according to figures from the U.S. Labor Department. That's well below the 125,000 jobs needed each month just to keep up with population growth, much less to recover the 8 million jobs lost during the recent economic recession. In fact, according to an analysis by Investor's Business Daily, the current jobs slump is the deepest of any in the postwar era, with payrolls down by as much as 6.1%.

For these and other reasons, the Federal Reserve has become more pessimistic about the U.S. jobs outlook. The Fed forecast on July 14 that the U.S. unemployment rate would range between 9.2% and 9.5% for all of 2010, one-tenth of a percent higher than its previous forecast. However, the Fed raised its estimates for the unemployment rate in succeeding years by even more—for 2011, predicting a rate of between 8.3% to 8.7% (versus an earlier forecast of 8.1% to 8.5%), and for 2012, expecting a rate of between 7.1% and 7.5% (versus an earlier forecast of 6.6% to 7.1%).

Concerns Grow Over Federal Debt Levels

The United States now has posted 23 consecutive monthly budget deficits, the longest series of shortfalls on record. Overall, according to the U.S. Congressional Budget Office (CBO), basic government spending rose by 9% in fiscal 2010, driving the country to a $1.29 trillion deficit. That's down $125 million from the same point in fiscal 2009, but still the second-largest deficit on record. In fact, despite Washington's supposed concern over government spending, the 9% pace of increase in Federal outlays for defense, social programs, entitlements, and interest on the debt actually was somewhat faster than last year's spending climb. As for overall debt levels, the U.S. Treasury Department projected on June 2 that they would reach $13.6 trillion this year. At this level, the deficit would consume some 62% of the nation's economic output, according to the CBO.

Tax Hikes Threaten the Frail Economic Recovery

Huge, growth-depressing tax hikes are on the horizon. The advocacy group Americans for Tax Relief released an analysis on July 1, noting that there were "six months to go" until the largest tax hikes in history. Due to the expiration of the Bush tax rate reductions: (1) personal tax rates will rise by between 10% and 50%; (2) the "marriage penalty" will return; (3) the inheritance tax will return; (4) the capital gains tax will jump from 15% to a rate of 20%; (5) the dividends tax will more than double from 15% to a rate of 39.6%; (6) more than 20 new taxes will be imposed through the Obama Administration's health-care plan; (7) tax credits for education and other activities will be limited; (8) the alternative minimum tax will ensnare 4 million more families; (9) small-business expensing limits will be slashed by 90%o; and (10) scores of new taxes will be imposed on businesses of all types.

Whether these tax increases come about remains uncertain. President Obama has repeatedly said that he intends to let the Bush tax cuts for families earning more than $250,000 expire next year, yet nearly four dozen Congressional lawmakers from his own party have said that they will vote to extend the tax cuts for all Americans. But at this point, the issue is moot, as Congress adjourned on September 24 without even holding a vote on the issue.

The Financial Crisis Continues

The eost of the Federal financial rescue program, originally pegged at around $700 billion, now totals nearly $3.7 trillion—or more than five times the initial estimates—according to a July 21 report from the Special Inspector General for the Troubled Assets Relief Program (TARP). And yet, even with this aid, the number of troubled U.S. banks has surged in recent months. According to the U.S. Federal Deposit Insurance Corporation (FDIC), the number of troubled U.S. banks currently stands at 825 of the nation's approximately 7,800 banks. Furthermore, as of early August, Federal regulators had closed 127 banks thus far in 2010, significantly higher than the closure rate of 2009.

Stocks Gain Some Steam as September Ends

After suffering their worst August since 2001, U.S. stocks rebounded as September ended and October opened. The Dow Jones industrial average closed on Friday, October 8, above 11,000 for the first time since early May. Ironically, this uptick came as markets digested news of another weak report on unemployment that fueled expectations that the Federal Reserve again would step in to boost the economy.

Industrial Sector Shows Resilience

The U.S. industrial sector has shown some resilience. According to a September 15 report from the Federal Reserve, output from U.S. factories, mines, and utilities edged up by 0.2% in August after having risen by a revised 0.6% in July, representing improvements for 14 straight months.

Auto Sales Rebound

Automobile sales in the United States during September rose by 25.5% to a seasonally adjusted rate of 11.8 million units, signaling a slow recovery in the industry. Stable gasoline prices and strong sales at Ford Motor Company and Chrysler were among the most important factors behind the sales growth. For example, sales at Ford, including its Lincoln and Mercury brands, surged by 46%, while sales at Chrysler, including, Jeep, Dodge, and Ram brands, leapt by 61%.

Housing Market Continues to Slide

After several months of improvement, new home sales plummeted by a record 32.7%> in May to the lowest level in at least four decades, as the Federal homebuying tax credit disappeared. New home sales subsequently leapt by a revised 12.4% in June but fell back by the same amount in July. In August, new home sales remained essentially unchanged, registering their second lowest level since the Commerce Department began tracking such data in 1963.

Consumer Confidence Falls Again

The Conference Board's Consumer Confidence Index, which had fallen in June and July, bounced back moderately in August, but then retreated again in September, dropping from a revised 53.2 in August to 48.5—sharply below the level of 52.5 that analysts had expected. The September figure represented the index's lowest reading since February's 46.4.

THE ECONOMY

Economic Growth

U.S. economic growth dips. In another of a growing series of signs that the nascent U.S. economic recovery is in peril, the U.S. Bureau of Economic Analysis announced in its "advance report" on June 30 that real U.S. gross domestic product (GDP) rose by an annual rate of 2.4% quarter-over-quarter. That rate was down sharply from the revised rate of 3.7% for the first quarter of 2010. And, as the Associated Press reported on August 27, the U.S. economic picture was "about to get a lot bleaker," as the Commerce Department revised the second-quarter growth figure downward by almost half, to 1.4%. AP's conclusion: the U.S. economy now "barely has a pulse."

Recession ended last June. It may be scant comfort to the millions enduring or facing the loss of their jobs and income, but the National Bureau of Economic Research—the official arbiter of the start and end dates of recessions—has declared that the most recent U.S. recession began in December 2007 and ended in June 2009. The group explained: "In determining that a trough occurred in June 2009, the committee did not conclude that economic conditions since that month have been favorable or that the economy has returned to operating at normal capacity. Rather, the committee determined only that the recession ended and a recovery began in that month."

Behind the Numbers

Business is pessimistic. The Washington Post reported on June 23 that "the chairman of the Business Roundtable, an association of top corporate executives that has been President Obama's closest ally in the business community, accused the president and Democratic lawmakers ... of creating an 'increasingly hostile environment for investment and job creation ... [by] pursing tax increases, policy changes, and regulatory actions that together threaten to dampen"' economic growth and U.S. job creation. Jack Welch, former chairman of General Electric, recently concurred, declaring the Obama Administration to have an "anti-business" bias that "manifests itself through intimidation, trade, taxes, and regulation." And with friends like these? Legendary investor Warren Buffet, who frequently counsels Mr. Obama, told CNBC on September 23 that, by his own "common sense" definition, the United States is "still in a recession."

Americans are pessimistic. According to a new Wall Street Journal/NBC News poll, "Americans are more pessimistic about the state of the country and less confident in President Barack Obama's leadership than at any point since Mr. Obama entered the White House." Indeed, a new Rasmussen survey shows that nearly half of American adults see government as more of a threat to their rights than as a protector of those rights. Separately, a CNN/Opinion Research Corporation national survey released on September 14 revealed that only 25% of Americans trust the government to do what is right most of the time. And in an ABC News/Yahoo! News poll, released September 21, only about half of Americans said that the American Dream still held true.

Economy "still in a recession." According to a CNN/Opinion Research Poll published September 26, 74 percent of Americans believe that the U.S. economy still is in a recession, while only 25 percent think that the downturn is over. Fully one-third of Americans say that the recession is serious, while another 29 percent characterize it as moderate. One small bright side: the percentage of Americans saying that the country is in a recession has dropped by 13 percentage points since August.

Americans negative on Obama stimulus. U.S. News & World Report editor Mortimer Zuckerman summarized an emerging consensus when he wrote on August 26 that: "There is an instinctive conclusion among the American public that President Obama's stimulus package has failed to create a sustained recovery. Unemployment has increased, not declined; consumers have retrenched; housing starts have crashed along with mortgage applications; and there is a fear that a double-dip recession may very well be in the pipeline. The public perception, reflected in Pew Research I National Journal polls, is that the measures to combat the Great Recession have mostly helped large banks and financial institutions, and that's a view common to Republicans (75%) and Democrats (73%)."

U.S. "on the wrong track." In related findings, in a Wall Street Journal/NBC News poll, 62% of surveyed adults said that the United States was now on the wrong track'—the highest level since before the 2008 election. Perhaps worse, just one-third thought that the U.S. economy would improve over the next year, a 7-point drop from the previous month's level. Then, on August 11, in a separate Wall Street Journal/NBC News poll, nearly two-thirds of Americans said that they believed that the economy had yet to hit bottom, a sharply higher percentage than had felt the same way in January.

Poverty hits new record.   One consequence of the deep recession and subsequently sluggish job growth: the number of people in the United States who arc in poverty has reached a new record, with the ranks of the working-age poor approaching the levels of the 1960s that sparked the original "war on poverty." Altogether, the U.S. poverty rate has increased over the previous year from 13.2% to 14.3% of the U.S. population—or one in seven Americans-representing a total of 43.6 million people. In a related report, the U.S. Department of Agriculture reported on October 5 that the number of U.S. food stamps recipients rose to an all-time record high of 41.8 million in July.

Complications

Obama's approval ratings remain at historic low. President Barack Obama's approval rating for his handling of the U.S. economy has plunged and remained at all-time low, according to two recent polls. In a CBS News/Opinion Research survey, released on September 4, only 40%o of voters approved of Mr. Obama's performance, the same as in July's survey and down 4 points from June's, with 59%) or respondents disapproving of his performance. Separately, an ABC News/Washington Post survey revealed that just 43%) of voters approved of Mr. Obama's handling of the economy, down 7 points from June, with 54% saying that they disapproved.

White House exodus continues. After the departures of key officials like Christina Romer, chair of the White Mouse Council of Economic Advisers, and Peter Orszag, director of the Office of Management & Budget, National Economic Council chair Lawrence Summers is now rumored to depart the White House after the November elections. White House Chief of Staff Rahm Emmanuel also left in September to run for Mayor of Chicago. Other rumors suggest that U.S. Treasury Secretary Timothy Geithner may leave before the end of the year as well.

Fear undermining the recovery. In an October 6 article entitled "Fear undermines America's recovery," the Financial Times of London explains that, "although rising moderately this year, U.S. fixed capital investment has fallen far short of the level that history suggests should have occurred given the recent dramatic surge in corporate profitability. Combined with a collapse of long-term illiquid investments by households, they have frustrated economic recovery Indeed, "the instinctive reaction of businessmen and householders to uncertainty is to disengage from those activities that require confident predictions of how the future will unfold."

What Lies Ahead

Growth rates may slip further. A U.S. Commerce Department report on August 11 noted that June's U.S. trade deficit swelled by 18.8%—the highest rate since October 2008 and much worse than Wall Street had predicted. The new report, along with recent inventory data, suggests that the Commerce Department soon may revise its Q2 economic growth rate from the already-sluggish 2.4% annual rate to about 1.0%, according to Action Economics, an economics research group. Added Paul Ashworth, an economist at Capital Economics, another research group: The "news on the economy has been nothing but awful. The recovery is clearly slowing."

Consensus expects no turnaround soon. Yahoo! Finance summarized the prevailing opinion on the U.S. economic future when it reported on June 25 that "the economic recovery won't be catching fire any time soon. Businesses and governments are likely to reduce spending in the second half of the year. Consumers, who drive most economic growth, aren't expected to take up the slack."

Fed cuts projected growth rate. In July, the U.S. Federal Reserve cut its projected growth rate for the U.S. economy for all of 2010, reducing the likely range from between 3.2% and 3.7% to between 3.0% and 3.5%. The Fed also lowered its forecast growth rate for 2011 from between 3.8% to 4.5% to between 3.5% and 4.2%. However, Fed Chairman Ben Bernanke, on August 27, continued to predict a modest economic expansion for the second half of 2010, with the pace accelerating in 2011.

Fed's prognosis grim. In a recent gathering of Federal Reserve policy makers in Jackson Hole, Wyoming, economic opinion was sharply divided over the odds of a renewed downtown, or "double-dip recession." There's still a "significant risk, maybe one chance in three, that there will be a double dip," said Harvard University Professor Martin Felclstein, chairman of the President Council of Economic Advisers under President Reagan. Fellow economy-watcher Mark Watson of Princeton disagreed, saying those odds are "way too high" and putting them instead at "one in 10 or maybe one in 20."

Fed considering new action. After spending the first half of 2010 saying that no additional economic actions were necessary, Federal Reserve officials in August decided to reinvest principal payments on mortgage loans into long-term Treasury securities, marking the Fed's first attempt to bolster growth since March 2009 in order to keep the slowing U.S. economy from slipping back into recession. Even with the Fed's decision, the Federal Reserve's August policy meeting was described as the most contentious in Bernanke*s four-and-one-half-year reign, with many participants insisting upon much stronger action. Subsequently, in a September meeting, while maintaining overnight interest rates at near zero, the Fed "opened the door wider to pumping more money into the economy," according to a report on CNBC. And a separate report, in The Wall Street Journal, suggested that some Fed officials were considering a controversial move to intentionally raise inflation (and hence temporarily lower real interest rates) as a way of getting people to save less and spend more.

A rising chorus of concern. Speaking on July 8, former Federal Reserve chairman Alan Greenspan said that the U.S. economy might be undergoing a "pause," and said that he couldn't rule out the possibility of a so-called double-dip recession. Robert Reich, Secretary of Labor in the Clinton Administration, likewise opined that the U.S. economy was "still in the gravitational pull of the Great Recession. All of the booster rockets for getting us beyond it are failing." The U.S. Congressional Budget Office (CBO) joined the rising chorus of concern on August 19, declaring that the U.S. economy would face difficult times ahead, with chronic unemployment and slow manufacturing continuing to restrain the pace of recovery.

Two scenarios: "fairly bad" and "very bad." Goldman Sachs Group Inc. declared on October 5 that it foresaw two economic scenarios for the next six to nine months: "fairly bad" and "very bad." Said the company's analyst team: "A fairly bad [scenario] is one in which the economy grows at a 1-1/2 percent to 2 percent rate through the middle of next year and the unemployment rate rises moderately to 10 percent, and a very bad one [is one] in which the economy returns to an outright recession."

A third depression coming? Perhaps the darkest statement in recent months came from economist Paul Krugman, writing in The New York Times on June 27: "We are now, I fear, in the early stages of a third depression. It will probably look more like the Long Depression [of the 1870s] than the much more severe Great Depression [of the 1930s]. But the cost—to the world economy and ... to the millions of lives blighted by the absence of jobs—will ... be immense."

Depression already may be here. David Rosenberg, an economist with Wall Street analyst firm Gluskin Sheff, wrote in a daily briefing to investors on August 24 that recent signs of economic recovery mask an ugly truth: that the U.S. economy is in a 1930s-stylc Depression, not "just some garden-variety recession." lie points out that the 1929-1933 downturn nevertheless registered six quarterly bounces in GDP, with an average gain of 8%. "We may well be reliving history here. If you're keeping score, [the U.S. has] recorded four quarterly advances in real GDP, and the average is only 3%."

President says economy nevertheless improving. According to a Yahoo! News report on June 29, "President Barack Obama insisted that the U.S. economy was 'strengthening'  despite foreboding data and a fresh stock market slump.... 'The economy is strengthening, we are into recovery," Obama said. Although he acknowledged two and one-half months later, on September 10, thai the U.S. economic recovery has been "painfully slow," and then again on September 20 that times were "still tough" for many Americans, he repeated his insistence that the economy was continuing to grow even as he called for an added package of stimulus measures.

Government running out of options. As the U.S. Commerce Department downgraded Q2 economic growth figures, The Los Angeles Times summarized a growing theme in economic analysts: "... just as there is widespread agreement that the economy is faltering, there is also a sense that the Federal government is running out of options to rebuild momentum."

Obama calls for more infrastructure spending. The one option that always has seemed available has been more government spending, and President Obama chose that course on September 6, when he proposed new long-term investments in the nation's transportation infrastructure that would cost at least $50 billion over the next six years. The administration also called for the creation of a permanent infrastructure bank that would focus on funding national and regional infrastructure projects.

New small business bill approved. During September, the U.S. Congress passed and President Obama signed into law a new "Small Business Jobs Act" that is designed to encourage community banks to increase their lending to small businesses. The bill authorizes the creation of a $30 billion fund operated by the U.S. Treasury Department that would deliver ultra-cheap capital to banks with less than $10 billion in assets. The administration claims that the measure would create 500,000 new jobs. However, an Associated Press report a few days later indicated that the bill's intended beneficiaries may not even want the help: "Bank executives say their customers don't want the loans, even at low interested rates, because the sluggish economy has chilled expansion plans," the report noted, while others "say the federal money isn't worth it because they fear it will come with too much regulatory oversight."

EMPLOYMENT

Unemployment Rates

Employment picture worsens. In confirmation of assessments that economic growth was stagnating. U.S. employment levels fell for a fourth straight month in September. Nonfarm payrolls dropped by 95,000 during the month, the U.S. Labor Department reported on October 8. While private sector hiring rose by 64,000, that was far less than the 93,000 increase in August. The government also revised employment levels for the past 12 months downward by 366,000, adjusting for a substantial over-count of employed persons.

Unemployment rate remains stable. After edging up from 9.5% to 9.6% in August, the U.S. unemployment rate remained unchanged in September. The jobless rate had fallen to 9.5% in June and July after having ranged between 9.7% and 9.9% for the first five months of the year, The Gallup Poll assessment of unemployment, however, paints a much darker picture: according to Gallup, the actual U.S. unemployment rate increased to 10.1% in September, up sharply from 9.3% in August and from 8.9% in July. Much of Gallup's reported increase in unemployment came during the second half of the month, and therefore was not picked up by the official Labor Department survey.

Job slump the steepest in recent decades. According to an analysis by Investor's Business Daily, the current jobs slump is the deepest of any in the postwar era, with payrolls down by as much as 6.1%. They are still 5.6% below their December 2007 level.

Behind the Numbers

Youth unemployment hits record highs. Global youth unemployment has hit a record high following the recent financial crises and is likely to grow even worse later this year, the International Labor Organization (ILO) said on August 12. Overall, the ILO reported, 81 million out of 630 million 15- to 24-year-olds were unemployed at the end of 2009, some 7.8 million more than at the end of 2007. In the United States, the share of young people aged 16 to 24 who were employed during the summer fell to 48.9%—-the lowest rate on record since 1948.

Underemployment rate jumps. Although less widely reported than the overall unemployment rate, the "underemployment rate"—which includes people out of work as well those who would like more hours than they currently are able—rose by 0.4 percentage points in September to 17.1%, matching the high for 2010.

Jobless claims dip. In the one bright spot on the employment horizon, the U.S. Labor Department reported on October 7 that initial filings for unemployment insurance fell to 445,000 Tor the last week of September—the lowest level in nearly three months.

Complications

Job gains less than population growth. According to the U.S. Labor Department, the U.S. economy has added an average of only 90,000 jobs per month so far this year, well below the 125,000 jobs needed each month just to keep up with population growth, much less to recover the 8 million jobs lost during the recent economic recession. Even worse, economists project that the U.S. economy would have to add an average of 300,000 more jobs each month between now and 2013 in order to meet the Administration's 2013 unemployment-rate target of 6.8%.

Temporary hiring's influence wanes. During the summer months, companies cut back on temporary hires, normally considered a harbinger of future employment. Temporary hiring did stage a turnaround as autumn began, and job levels in the temporary services industry are now up 22.1 percent year-over-year. But according to a CNNMoney.com report, "the overall job market expanded only 0.2% during the same period. And the outlook is still pretty grim." The problem, the report says, "is that businesses are still too scared to hire. Mixed economic data, sweeping financial and health care reforms, and uncertainty about the expiring Bush tax cuts have all left employers feeling jittery about their future business prospects...."

Hiring prospects dim. According to Jack Welch, former chairman of General Electric, most businesses in the United States are now operating with 20 to 25 percent excess capacity, and so can increase their production as the market demands "without adding any new people." More tellingly still, in the third quarter Business Roundtable survey, U.S. CEOs indicated that they were less willing to hire new workers because they felt that their sales growth would slow in the future. Nor do the holidays offer much hope. A report in The New York Times noted that, "as the economy sputters, prospects are dimming for unemployed workers who were banking on a seasonal retail job to carry them through the holidays." Indeed, "after a disappointing back-to-school season, many retailers say they intend to barely increase their seasonal jobs from last year, when hiring was among the lowest in the 14 years tracked by the National Retail Federation."

A psychological let-down. The slowdown in job growth may wreak havoc with Americans' psychological perception of their well-being. As a report on Yahoo! Finance explains, "Without more jobs, consumers will not feel secure enough to spend more money, further slowing the economy." One ironic sign: even in Camden, New Jersey, the poorest city in American, "The economy is now so bad ... that even the criminals are struggling and going short. 'Even the guys who get money from illegal means really don't want to spend it,'" said one local businessman. New clinical evidence supports this thesis: according to a study by the U.S. Centers for Disease Control, due largely to economic distress, nearly one in ten Americans is clinically depressed—a figure that was calculated between 2006 and 2008, even before the worst of the current recession.

What Lies Ahead

Fed more pessimistic on job market outlook. The U.S. Federal Reserve forecast on July 14 that the U.S. unemployment rate would range between 9.2% and 9.5% for all of 2010, one-tenth of a percent higher than its previous forecast. However, the Fed raised its estimates for the unemployment rate in succeeding years by even more---for 2011, predicting a rate of between 8.3% to 8.7% (versus an earlier forecast of 8.1% to 8.5%), and for 2012, expecting a rate of between 7.1% and 7.5% (versus an earlier forecast of 6.6% to 7.1%o).

White House even more pessimistic. The White House, on July 23, offered an even more pessimistic assessment of the U.S. employment picture, saying that it expected that the U.S. unemployment rate would remain at or above 9.0% until 2012. Indeed, U.S. Treasury Secretary Timothy Gcithner conceded on August 3 that the U.S. economy was still a "tough economy" for most Americans, and warned that it was possible that the unemployment rale even could go back up for a couple of months before it comes down again as more people enter the labor force.

Overall assessment bleak. The European Organization for Economic Cooperation and Development (OECD), of which the United States is a member, predicted in its September 2010 U.S. Economic Survey that U.S. unemployment rales were likely to remain above pro-crisis levels until at least 2013, with long-term unemployment persisting as an ongoing concern. The International Labor Organization, a unit of the United Nations, placed the global employment recovery even later-—in 2015. Separately, an analysis by Investor's Business Daily determined that the United States would not recover the jobs lost in the recent recession until March 2020 at the current pace of job gains—a 147-month "recovery period'1 that would "obliterate the old post-World War 11 record of 47 months set in the wake of the 2001 recession."

A "recovery summer" without a recovery. National Public Radio put the recent summer's economic picture into a grim context when it asked on September 3: "Whatever happened to 'recovery summer"? This was supposed to be the season the economy heated up, thanks to a wave of public works projects, funded by the government's stimulus program. But summer is coming to an end, and the recovery has not taken root.... And before long, stimulus dollars will be fading like autumn leaves."

FEDERAL BUDGET AND TAXES

Spending and Deficits

White House revises deficit estimates. On July 23, the White House released revised 10-year budget deficit estimates, projecting a 10-year shortfall of $8,474 trillion, down marginally from the $8,532 trillion forecast in February. The administration also announced that it expected the fiscal 2010 deficit to come in at $1.47 trillion—slightly lower than originally forecast, but somewhat higher than last year's deficit of $1.41 trillion. Over the 10-year time frame, Federal spending will average 23.3% of GDP. well above the 20.7% historical average.

CBO projections only slightly brighter. The U.S. Congressional Budget Office (CBO) has issued new budget-deficit projections that are only slightly more optimistic than those of the White House. According to the new CBO projections, released on August 19, the U.S. budget deficit should hit $1,142 trillion in fiscal 2010, down only slightly from the agency's March forecast of $1.368 trillion.

Deficits continue to set records. The United States now has posted 23 consecutive monthly budget deficits, the longest series of shortfalls on record. Overall, according to the U.S. Congressional Budget Office, basic government spending rose by 9% in fiscal 2010, driving the country to a $1.29 trillion deficit. That's down $125 million from the same point in fiscal 2009, but still the second-largest deficit on record. In fact, despite Washington's supposed concern over government spending, the 9% pace of increase in Federal outlays for defense, social programs, entitlements, and interest on the debt actually was somewhat faster than last year's spending climb.

Debt levels also in record territory. As for overall debt levels, the U.S. Treasury Department projected on June 2 that they would reach $13.6 trillion this year. At this level, the deficit would consume some 62% of the nation's economic output, according to the U.S. Congressional Budget Office (CBO)—the highest level since World War II.  Worse, the debt level is projected to climb to some $19.6 trillion by 2015 a figure that would represent more than 100% of the value of the U.S. gross domestic product. In fact, according to the CBO, the Obama Administration has added more to the U.S. national debt—some $2.5 3 trillion—in its first 19 months in office than all presidents from Washington through Reagan combined.

Debt may be much higher. Despite these hard-to-fathom numbers, the actual U.S. debt may be considerably higher because the official figures do not count off-budget obligations, such as required spending for Social Security and Medicare, for instance, Boston University economist Laurence Kotlikoff, co-author of "The Coming Generational Storm: What You Need to Know about America's Economic Future," says that the U.S. national debt is actually around $200 trillion, or about 15 times the officially reported level of $14.3 trillion. Andrew Moylan, director of government affairs for the National Taxpayers Union, places the actual figure at around $60 trillion, as does David Walker, who served as U.S. Comptroller General from 1998 to 2008.

Public deeply worried. U.S. News & World Report editor Mortimer Zuckerman captured prevailing opinion when he wrote on August 26 that: "There is another instinctive conclusion among the American people. It is that the national deficit, and the debts that we have accumulated, are of critical political importance. On the national debt, the money the government has spent without the tax revenues to pay for it has produced mind-numbing numbers so large as to be disconnected from reality. Zeros from here to infinity .... The public knows that, shuffle the numbers as you may, the level of debt is unsustainable."

Taxation

Huge tax hikes on the horizon. Huge, growth-depressing tax hikes are on the horizon. The advocacy group Americans for Tax Relief released an analysis on July 1, noting that there were "six months to go until the largest tax hikes in history." Due to the expiration of the Bush lax rate reductions: (1) personal tax rates will rise by between 10% and 50%; (2) the "marriage penalty" will return; (3) the inheritance tax will return; (4) the capital gains tax will jump from 15% to a rate of 20%; (5) the dividends tax will more than double from 15% to a rate of 39.6%,; (6) more than 20 new taxes will be imposed through the Obama Administration's health-care plan; (7) tax credits for education and other activities will be limited; (8) the alternative minimum tax will ensnare 4 million more families; (9) small-business expensing limits will be slashed by 90%; and (10) scores of new taxes will be imposed on businesses of all types.

Tax hikes in dollars and cents. According to a new analysis by Deloitte Tax LLP, a tax-consulting firm, with the expiration of the Bush-era tax cuts, a typical family of four with an annual household income of $50,000 would have to pay $2,900 more in taxes in 2011; the same family making $100,000 a year would see its tax bill rise by $4,5000. Wealthier families would face even bigger tax hikes: $10,800 more in taxes for a family earning $500,000 per year, and $52,300 for a family earning $1 million a year. CNN contributor David Frum adds this business perspective: "If the Bush tax cuts do lapse ... the tax rates on capital gains and corporate dividends, now at 15 percent, revert to 20 percent and 40 percent, respectively. Most elected officials, Republican and Democratic, agree that such a big tax increase would fall like a hammer blow on an economy that is only weakly recovering from the worst recession since World War II."

What Lies Ahead

End of Bush tax cuts uncertain. President Obama has repeatedly said that he intends to let the Bush tax cuts for families earning more than $250,000 expire next year, yet nearly four dozen Congressional lawmakers from his own party have said that they will vote to extend the tax cuts for all Americans. But at this point, the issue is moot, as Congress adjourned on September 24 without even holding a vole on the issue.

The threat to investment. Former White House economic advisor Lawrence Kudlow noted in a CNBC column entitled "The Washington War on Investment" that "the coming tax bomb," with its steep increases on investment taxes, would further threaten the economic recovery and imperil its primary engine—investment. U.S. Treasury Secretary Timothy Geithner had earlier tried to make the opposite argument-—namely, that keeping investment-tax rates lower for investment-class taxpayers would actually hurt the economy because these wealthier individuals tend to save (and invest) their income rather than spend it on consumer goods. Kudlow commented, in polite terms, that such an assertion was nonsense, and that it flew in the face of decades of U.S. investment experience.

FINANCIAL MARKETS

Banks and Finance

Banking sector healing. According to an analysis by the financial web site Seeking Alpha, "over the past 18 months, there has been a gradual healing in the banking sector ... most pronounced in the largest U.S. banks ...." For instance, "the banking sector recorded earnings of $21.6 billion in the second quarter of 2010, the highest quarterly profit since 2007, reversing a $4 billion loss in the corresponding quarter of 2009." Additionally, "over the past two years, the 19 largest U.S. banks raised approximately $205 billion of private capital...."

But bank problems remain. Both Standard & Poor's (S&P) and Moody's have cautioned against overestimating the banking system's recovery. S&P, for instance, points out that U.S. banks have recognized approximately $475 billion in loan losses, but still have some $365 billion to write down. In addition, the number of banks on the FDIC "problem institutions" list continues to rise, currently standing at 825 of the nation's approximately 7,800 banks. And, despite the record liquidity that the Federal Reserve has injected into the banking system, Seeking Alpha reports, "banks are tending to hoard these funds rather than lend to households, with a view to repairing eroded balance sheets."

Bank failures continue to increase. During 2009, 140 banks around the country failed, as compared with just 25 failures in 2008-—-the most bank failures in a single year since 1992. And the numbers keep growing. As of September 24, Federal regulators had closed 127 banks in 2010, significantly higher than the closure rate of 2009.

Federal Financial Intervention

Financial rescue costs swell. The cost of the Federal financial rescue program, originally pegged at around $700 billion, now totals nearly $3.7 trillion—or more than five times the initial estimates—according to a July 21 report from the Special Inspector General for the Troubled Assets Relief Program (TARP). The price tag has grown by $700 billion in the last year alone—"largely without Congressional action—even as the banking crisis has, by most measures, abated from its most acute phases," TARP inspector general Neil Barofsky wrote in the report.

Fannie Mae seeks more aid. Fannie Mae, the mortgage-finance company operating under Federal conservatorship, announced in early August that it would seek $1.5 billion in additional aid from the U.S. Treasury Department after a 12th straight quarterly loss. Over the last three years, Fannie Mae has drawn some $86.1 billion in Federal aid. Altogether, taxpayer losses from the government seizures of Fannie Mae and Freddie Mac could reach $40 billion by year's end, according to regulators.

Stock Markets

Stocks gain some steam as September ends. After suffering their worst August since 2001, U.S. stocks rebounded as September ended and October opened. The Dow Jones industrial average closed on Friday, October 8, above 11,000 for the first time since early May. Ironically, this uptick came as markets digested news of another weak report on unemployment that fueled expectations that the Federal Reserve again would step in to boost the economy.

INDUSTRIAL PERFORMANCE

Industrial Production

Industrial sector shows resilience. Other disturbing economic signs notwithstanding, the U.S. industrial sector has shown some resilience. According to a September 15 report from the Federal Reserve, output from U.S. factories, mines, and utilities edged up by 0.2% in August after having risen by a revised 0.6% in July, representing improvements for 14 straight months. The August rise in industrial production was especially encouraging because it contained a healthy gain in manufacturing output of 0.5%o (excluding volatile auto manufacturing).

Inventories rise. In a more positive vein, the U.S. Commerce Department reported on September 10 that inventories held by wholesalers surged in July by the largest amount in two years—a jump of 13%—which also was triple the increase that economists had expected. Sales at the wholesale level rose by 0.6%, double what had been expected and the best showing since April. Both measures typically are early signs of increases in hiring, as manufacturers continue to rev up production to boost previously depleted inventories and to meet demand.

Productivity

Productivity declines. After initially reporting a gain in U.S. productivity for the second quarter, the U.S. Bureau of Labor Statistics revised its estimates downward, and indicated that productivity actually fell by 0.9%, representing the first decline in five quarters, Then, on September 2, the agency revised the figure downward again, to a decline of 1.8%, or the biggest productivity drop in four years. While real output expanded by 1.6% in the second quarter (down from an originally estimated 2.6% gain), hours worked rose at a 3.5%) annualized rate— the fastest pace in four years.

U.S. position in world slips. The World Economic Forum, in its annual review of national productivity, reported on September 9 that the U.S. economy—weakened by growing Federal deficits and a flagging financial system—had weakened over the last year, slipping from second place to fourth place after falling from first the year before.

KEY SECTORS

Automotive

Auto sales rebound. According to an October 4 reported by Zacks Investment Research, automobile sales in the United States during September rose by 25.5% to a seasonally adjusted rate of 11.8 million units, signaling a slow recovery in the industry. Stable gasoline prices and strong sales at Ford Motor Company and Chrysler were among the most important factors behind the sales growth. For example, sales at Ford, including its Lincoln and Mercury brands, surged by 46%), while sales at Chrysler, including, Jeep, Dodge, and Ram brands, leapt by 61%. Gains at General Motors, at 10 5%, were less robust, though still positive (GM recently announced that it was discontinuing its Pontiac, Saturn, Saab, and Hummer lines, whose sales fell by 99% last year). Among Japanese automakers, Toyota's sales grew by 16.8%, Honda's sales rose by 26.1%), and Nissan's sales jumped by 34.0%.

Health Care

Putative effects of health care law debated. In campaigning for the new national health care reform measure, signed into law earlier this year, President Obama and his congressional allies claimed that the bill would sharply reduce health care costs. Now, those claims have been called into doubt. According to Medicare's chief actuary, health care costs actually will rise under the new plan. Private insurance premiums are also already increasing—and are expected to rise by as much as 25 percent—as insurers adjust to the requirement to cover clients' children until age 26. And while proponents claimed that no one would have to switch insurance plans under the new law, according to the Obama Administration's own estimates, as many as 69 percent of employees, 80 percent of small businesses, and 64 percent of large businesses will be forced to change coverage, most likely to more expensive health plans.

Americans want health law repealed. A growing number of Americans want the recently passed national health care reform law repealed. In a survey reported in the Capitol Hill publication "The Hill," 56 percent of voters in battleground Congressional districts wanted the bill repealed—including 49 percent of independents and even 23 percent of Democrats.

Housing

New home sales remain near record lows. After several months of improvement, new home safes plummeted by a record 32.7% in May to the lowest level in at least four decades, as the boost from the expired Federal homcbuying lax credit disappeared. In a turnabout in housing's fortunes, the U.S. Commerce Department noted that new home sales leapt by a revised 12.4% in June over the previous month, but the good news didn't last. The Commerce Department reported that new home sales lost all of this advance, tumbling by 12.4% in July. Then, in August, new home sales remained essentially unchanged, registering their second lowest level since the Commerce Department began tracking such data in 1963.

Existing home sales turn around. Existing home sales, which had been strong in recent months, began declining in May and continued their downward slide into August. The National Association of Realtors reported on August 24 that July existing home sales were down by a record 27.2% from June's level, dipping to their lowest mark since May 1995. June's sales pace also was revised downward to an annualized 5.26 million units. These numbers reversed themselves in August, with sales of existing homes increasing by 7.6 percent to an annual rate of 4.13 million units. Still, while sales rose, the pace remained the second lowest during the past 13 years.

Foreclosure picture turns negative. After several months of improvement, the foreclosure picture darkened in July. RealtyTrac, a leading foreclosure-market analyst, reported on August 12 that the number of homes lost to foreclosure surged by 9% in July over June levels, and by 6% over die levels of a year earlier. The foreclosure rate continued to climb in August, rising by 4.0% month-over-month, but declining by 5.0% from year-earlier levels. The Mortgage Bankers Association added that, as of June 30, at least 9.9% of homeowners had missed one or more mortgage payments, placing them at risk of foreclosure. Conditions worsened in August, with foreclosure filings jumping by 4.2% over July levels and by 5.5% from a year earlier.

Foreclosure sales frozen. Citing irregularities in legal documents, several major mortgage financiers—including Bank of America, JP Morgan, GMAC, and PNC Financial Services—have halted sales of foreclosure properties. The effect on homebuying could be significant. Foreclosure sales accounted for 24 percent of all home sales nationwide in the second quarter of 2010, but about twice that in states hardest hit by the housing crisis, including 56 percent of purchases in Nevada, 47 percent of purchases in Arizona, and 43 percent of purchases in California.

Repossessions reach record levels. A total of more than 2.3 million homes have been repossessed by lenders since the recession began in December 2007, RealtyTrac says, with the numbers climbing further, by 3%, to 95,364 in August—an historical record. The ongoing rise in foreclosures and repossessions has had one lasting effect: the U.S. Census Bureau reported on July 27 that the U.S. home ownership rate now stands at 66.9%, the lowest since 1999.

CONSUMERS

Consumer Confidence

Consumer confidence falls again. Facing so much dire economic news, it should come as no surprise that The Conference Board's Consumer Confidence Index, which had been rising for three consecutive months, declined sharply in June. It fell again in July, to its lowest point since February, but then bounced back moderately in August. But then it fell back again in September, dropping from a revised 53.2 to 48.5—sharply below the level of 52.5 that analysts had expected. The September figure represented the index's lowest reading since February's 46.4. As the Associated Press summarized, "the downbeat report ... raised more fears about the tenuous U.S. economic recovery. It also further underscored the disconnect between Wall Street and Main Street" as "consumers' confidence fell further even as stocks rebounded in September."

Consumer Spending

Consumer spending falls sharply. According to the U.S. Department of Labor report released on October 6, middle-class Americans made their deepest spending cuts in more than two decades, slashing spending on such discretionary items as restaurant meals and alcohol. Overall, households in the middle fifth of the population sliced their average annual spending to $41,150, the Labor Department said in its annual spending breakdown, a level that was down by 3.1 percent from 2007 and by 3.5 percent from 2008. These declines came even as those households' after-tax income remained relatively stable over the two years, indicating that fear about the future was likely the main driver in the spending cuts.

Income and Net Worth

U.S. household net worth plummets. U.S. household net worlh (wealth) fell by $1.5 trillion in the second quarter of 2010, according to data released by the U.S. Federal Research on September 17, underscoring "the strain a slow-paced recovery and high unemployment are putting on Americans." Overall, household net worth plunged to $53.5 trillion, well below the $64.2 trillion that it had reached at the end of 2007, when the recent recession officially began. In one illustrative example, residents of New York state saw their personal incomes fall by 3.1 percent in 2009—the first full-year decline in New Yorkers' incomes in more than 70 years.

INFLATION

Consumer Prices

Consumer prices increase slightly. On a seasonally adjusted basis, the Consumer Price Index (CPI) for all items increased by 0.3% in August—-just as it had in July—after falling by 0.1%) in June, by 0,2% in May, and by 0.1% in April. When the volatile food and energy prices were excluded from the calculations, consumer prices were unchanged in August after increasing by 0.1% in July.

Producer Prices

Producer prices increase sharply. The Producer Price Index (PPI) for finished goods-— often, a harbinger of future consumer price movements—increased by 0.4% in August following an increase of 0.2% in July and declines of 0.5% in June and 0.3% in May. With food and energy prices excluded, the Producer Price Index was up by only 0.1% in August after rising by between 0.1% and 0.3% monthly since December.

Effect On Valuation

The economic rebound that began in mid-2009 and continued through the first quarter of 2010 appears to be fizzling with widespread opinion that the economy will likely decline during the second half of 2010. Troubling factors include the burgeoning Federal budget deficit, the fragile housing and auto markets, sluggishness in consumer confidence and the high unemployment rate. Most analysts, including the U.S. Federal Reserve have lowered growth forecasts for 2010 and beyond and numerous economists are considering the fact whether the U.S. economy will slip back into recession. The dismal forecast for the economy should have a positive impact on the Company.

OVERVIEW OF THE COMPANY

Overview

Debt Resolve, Inc. is a Delaware corporation formed on April 21, 1997. They provide a patented software solution to consumer lenders based on their proprietary DebtResolve® system. Their Internet-based bidding system facilitates the settlement and collection of defaulted consumer debt via the Internet. Their existing and target creditor clients include banks and other credit originators, credit card issuers and third-party collection agencies and collection law firms, as well as assignees and buyers of charged-off consumer debt. They also recently implemented their first client in the retail sector. They believe that their system, which uses a client-branded user-friendly web interface, provides their clients with a less intrusive, less expensive, more secure and more efficient way of pursuing delinquent debts than traditional labor-intensive methods.

Their DebtResolve® system brings creditors or parties who service their credit and consumer debtors together to resolve defaulted consumer debt online through a series of steps. The process is initiated when one of their creditor or servicer clients electronically forwards to them a file of debtor accounts, and sets rules or parameters for handling each class of accounts. The client then invites its consumer debtor to visit a client-branded website, developed and hosted by them, where the consumer is presented with an opportunity to satisfy the defaulted debt through their DebtResolve® system. Through their hosted website, the debtor is allowed to make three or four offers, and or select other options to resolve or settle the obligation. If the debtor makes an offer acceptable to their creditor client, payment can then be collected directly through the DebtResolve® system and deposited into the client's account. The entire resolution process is accomplished online.

Strengths

Through formal focus groups and one-on-one user studies conducted by them with consumer debtors who would be potential candidates to use the Debt Resolve® system, they designed the system to be user-friendly and easily navigated.

They believe their Debt Resolve® system has two key features that make it unique and valuable:

●	It utilizes a blind-bidding system for settling debt. This feature is the subject of patent protection and, to date, has resulted in settlements and payments that average above the floor set by their clients.

●	It facilitates best practices. The collections industry is very results-driven. To adopt new techniques or technology, participants want to know exactly what kind of benefits to expect. They recognize this and also know that Internet-based collection is a new technology, and there is room to improve its performance. By working with their clients to build best practices, they expect to help secure sales and improve revenue to them.

The main advantages to consumer debtors in using their DebtResolve® system are:

●	A greater feeling of dignity and control over the debt collection process.

●	Confidentiality, security, case-of-use and 24-hour access.

●	A less threatening experience than dealing directly with debt collectors.

Despite these advantages, neither they nor any other company has established a firm foothold in the potential new market for online debt collection. Effective utilization of their system will require a change in thinking on the part of the debt collection industry, and the market for online collection of defaulted consumer debt may never develop to the extent that they envision or that is required for their Internet product to become a viable, stand-alone business. However, they intend to continuously enhance and extend their offerings and develop significant expertise in consumer behavior with respect to online debt payment to remain ahead of potential competitors. They believe they have the following key competitive advantages:

●	To their knowledge, they are the first to market an integrated set of Internet-based consumer debt collection tools.

●
As the first to market, they have developed early expertise which they expect will allow them to keep their technology on the leading edge and develop related offerings and services to meet their clients' needs.

●	The patent license to the Internet bidding process protects the Debt Re solve* system's key methodology and limits what future competitors may develop.

●	The effectiveness of the Internet bidding model to settle claims has already been shown in the insurance industry by Cybersettle, Inc. (with respect to insurance claims) and their first clients.

●	The industry reputation of their management team and the extensive consumer debt research they have conducted provide them with credibility with potential clients.

Their DebtResolve® system consists of a suite of modules. These modules include the core DR Settle™ module, DR Pay™ for online payments, DR Control™ for system administration, and DR Mail™ as their secure e-mail methodology. Their DebtRcsolve® system is centered on their online bidding module, DR Settle™, which allows debtors to make offers, or "bids," setting forth what they can pay against their total overdue balances.

They believe that their DebtResolve® system can be a highly effective collections tool at all stages and with each class of potential Debt Resolve® system users they have identified, including credit originators, outside collection agencies and collection law firms and debt buyers. The means by which collections have traditionally been pursued, by phone and mail, are, they believe, perceived by debtors as intrusive and intimidating. In addition, the general trend in the collections industry is moving towards outsourcing of collections efforts to third parties.

Their Debt Resolve® system offers significant benefits to their clients:

●	Enabling them to reduce the cost of collecting defaulted consumer debt,

●	Minimizing the need for collectors on the phone,

●	Updating consumer debtor contact and other information,

●	Achieving real time settlements with consumer debtors,

●	Adding a new and cost-effective communication channel,

●	Appealing to new segments of debtors who do not respond to traditional collection techniques,

●	Easily implementing and testing different collection strategies to potentially increase current rates of return on defaulted consumer debt,

●	Improving compliance with applicable federal and state debt collection laws and regulations through the use of a controlled script, and

●	Preserving and enhancing their brand name by providing a positive tool for communicating with consumers.

Collections Industry

According to the U.S. Federal Reserve Board, consumer credit has increased from $133.7 billing in 1970 to $2.4 trillion in December 2009, a compound annual growth rate of 8% for the period. In parallel, the accounts receivables management (ARM) industry accounts for $15 billion in annual revenues according to industry analyst Kaulkin Ginsberg.

There are several major collections industry trends:

●
Profit margins are stagnating or declining due to the fixed costs of collections. In addition, the worsening economy means more delinquencies to collect but a higher inability on the part of debtors to pay. Thus, costs increase to generate the same level of revenue. The ACA International's 2008 Benchmarking & Agency Operations Survey shows that more than 50% of the operating costs are directly related to the cost of the collections agents, making the business difficult to scale using traditional staffing and collections methods.

●	Small- to mid-size agencies will need to offer competitive pricing and more services to compete with larger agencies, as well as focus on niche areas that require specialized expertise.

●	Off-shoring has been used by both creditors and third-party collectors, but their results were less than expected due to cultural differences.

●	Debt buyers may start collecting more debt themselves while agencies may start buying more debt, creating more competitiveness within the ARM industry.

The collections industry has always been driven by letters and agent calls to debtors. In the early 1990's dialer technology created an improvement in calling efficiency. However, it was not until about a decade later that any new technologies were introduced. These new technologies include analytics, interactive voice response systems and Internet-based collections. Of these, interactive voice response systems and Internet-based collections have the ability to positively impact the cost-to-collect by reducing agent involvement, while analytics focuses agent time on the accounts with the highest potential to collect.

Amended and Restated Limited License Agreement

At the core of their DebtResolve® system is a patent-protected bidding methodology co-invented by James D. Burchetta and Charles S. Brofman, the co-founders of the Company. The Company originally entered into a license agreement in February 2003 with Messrs. Burchetta and Brofman for the licensed usage of the intellectual property rights relating to U.S. Patent No. 6,330,551 issued by the U.S. Patent and Trademark Office on December 11, 2001 for "Computerized Dispute and Resolution System and Method" worldwide. This patent, which expires August 5, 2018, covers automated and online, double blind-bid systems that generate high-speed settlements by matching offers and demands in rounds. In June 2005, they amended and restated the License Agreement in its entirety. The licensed usage is limited to the creation of software and other code enabling an automated system used solely for the settlement and collection of delinquent, defaulted and other types of credit card receivables and other consumer debt and specifically excludes the settlement and collection of insurance claims, tax and other municipal fees of all types. The licensed usage also includes the creation, distribution and sale of software products or solutions for the same aim as above and with the same exclusions. In lieu of cash royalty fees, Messrs. Burchetta and Brofman have agreed to accept stock options to purchase shares of the Company's common stock.

The term of the License Agreement extends until the expiration of the last-to-expire patents licensed hereunder (now 4 patents) and is not terminable by Messrs. Burchetta and Brofman, the Licensors. The License Agreement also provides that they will have the right to control the ability to enforce the patent rights licensed to the Company against infringers and defend against any third-party infringement actions brought with respect to the patent rights licensed to the Company subject, in the case of pleadings and settlements, to the reasonable consent of Messrs. Burchetta and Brofman. The terms of the License Agreement, including the exercise price and number of stock options granted under the agreement, were negotiated in an arm's-length transaction between Messrs. Burchetta and Brofman, on the one hand, and their independent directors, on the other hand.

Cybersettle, Inc. also licenses and utilizes the patent-protected bidding methodology co-invented by Messrs. Burchetta and Brofman, exclusive to the settlement of personal injury, property and worker's compensation claims between claimants and insurance companies, self-insured corporations and municipalities. Cybersettle (the operating company) and Cybersettle Holdings (the current holder of the patents) are controlled by Spencer Trask, a private equity firm. Cybersettle is not affiliated with them.

In addition, the Company has developed its own software based on the licensed intellectual property rights. They regard their software as proprietary and rely primarily on a combination of copyright, trademark and trade secret laws of general applicability, employee confidentiality and invention assignment agreements and other intellectual property protection methods to safeguard their technology and software. They have not applied for patents on any of their own technology. They have obtained through the U.S. Patent and Trademark Office a registered trademark for their DebtResolve® corporate and system name as well as our slogan "Debt Resolve - Settlement with Dignity." "DR Settle," "DR Pay," "DR Control," "DR Mail," "DR Prevent," "Debt Resolve - Resolved. With Dignity," "Connect. Resolve. Collect.," "DR-Default," "First Performance Corporation," and "First Performance Recovery Corporation" are their trademarks/service marks, and they intend to attempt to register them with the U.S. Patent and Trademark Office as well.

Competition

The DebtResolve® System

Internet-based technology was introduced to the collections industry in 2004 and has three primary participants: the Company, Apollo Enterprise Solutions, LLC and Online Resources Corp.

Apollo Enterprise Solutions, LLC is a company with a primary investor/CEO whose additional funding has come from private sources. Apollo has a mixed team of employees/consultants who are located at their facility in Irvine, California or are geographically dispersed. Their marketing and sales efforts are focused on high-end banks and some large agencies, both in the United States and the United Kingdom, as well as healthcare providers. In 2005 through 2008, the Company believes Apollo spent more than their competitors on advertising and trade show sponsorships. Their sales strategy has been to be the lowest-cost provider. In terms of product positioning, Apollo emphasizes their technology—especially their rules engine that allows a client to set treatment strategies, and the ability to process real-time credit scores for inclusion in the debtor treatment strategy.   Overall, Apollo has a feature set similar to the DebtResolve® system—including the rules engine- and appeared to replicate the Company's proprietary blind bidding system. In January 2007, the Company filed a patent infringement law suit against Apollo. On November 5, 2007, the Company and Apollo jointly announced that they had reached a settlement of the pending patent infringement lawsuit. The parties came to agreement that Apollo's system, as represented by Apollo, does not infringe on the Company's United States Patents: Nos. 6,330,551 and 6,954,741, both entitled Computerized Dispute Resolution System and Method. The parties further agreed to respect each other's intellectual property to the extent it is validly patent protected with the parties reserving all of their legal rights. Apollo has very long implementation periods with its clients.

Online Resources Corp. is an established, publicly-traded company whose primary businesses are online banking and online payments. Their online collections product was built by Incurrent Solutions, Inc., a company that Online Resources acquired in late 2004. Incurrent had a small base of credit card issuers as clients of their self-service website product line. Their online collections product has been initially sold to large U.S. card issuers (top 25) but Online Resources has begun sales efforts to agencies. Online Resources has documented results from a top card issuer, but their product is not as complete as either Apollo's or the Company's. However, their recent partnering with Intelligent Results to provide rules engine technology shows that Online Resources is addressing product deficiencies. From a sales and marketing perspective, they have benefited from being a stable, relatively large-sized company. Online Resources has been able to reap some advantages from the integration of online bill payment capabilities with their online collections.

The DebtResolve® System has a client tool that makes setting up treatment programs as flexible as those offered by Apollo and Online Resources, but they believe is especially easy for their clients to use. Its implementation time is guaranteed at 30 days maximum, and they have a track record that supports this claim. Their DebtResolve® system does not have an in-house payment processing system. Instead, they partner with a major payment processing provider to offer competitive rates on this service. Many potential clients already have a processing system, and they can provide an interface to that system. In addition, although Apollo plays up its ability to handle real-time credit scores as a key differentiator, they have not found any evidence that this is a requirement in the industry. However, they believe that matching that feature, if it becomes an issue, is a fairly straightforward process.

Employees

As of the date of this report, the Company has 5 employees in total, of which 4 are full-time employees. Their employees are based at their corporate headquarters in Tarrytown, New York and their office in Newport Beach, California.

DETERMINATION OF FAIR VALUE

Overview of Valuation Approaches

Intangible assets have various legal and other definitions such as trademarks, patents and copyrights. From a financial perspective, intangible assets are those assets of a business enterprise which, while they may (or may not) appear on the balance sheet, nevertheless may make a substantial contribution to the value of the business enterprise.

The most important factors which affect asset values are the present value of future earnings or cash flows attributable to the assets, the market values of comparable assets and the cost to replace or reproduce the assets. In the final analysis, earnings are the most significant factor. Earnings reflect the enhanced value of the assets because they are assembled in a manner more productive than if separate. Conversely., depressed earnings, attributable to the assets can reflect internal inefficiencies or unfavorable external economic factors.

Three basic approaches to valuation are defined in the Business Valuation Standards of the American Society of Appraisers:

Asset Based Approach: A general way of determining a value indication of a business's assets and/or equity using one or more methods based directly on the value of the assets of the business less liabilities.

Income Approach: A general way of determining a value indication of a business's assets and/or equity using one or more methods wherein a value is determined by converting anticipated benefit.

Market Approach: A general way of determining a value indication of a business's assets and/or equity using one or more methods that compares the subject to similar investments that have been recently sold.

Valuation Methodologies Considered But Rejected

In our valuation analysis of the License Agreement, the following valuation methodologies were considered but rejected as inappropriate for the valuation assignment:

Method	Reason Rejected

Asset Approach	Generally utilized for internal software programs.

Income Approach - Capitalized Cash Flow Method
Future cash Flows are expected to vary over the next few years and subsequently stabilize. The capitalized cash flow method is generally more realistic when future cash flows are anticipated to be consistent

Market Approach	No comparable license agreements or patents with similar market potential were identified.

Valuation Methods Used

The Income Approach measures the value of an asset by the present value of its future economic benefits. These benefits can include earnings, cost savings, tax deductions and proceeds from disposition. The Income Approach was deemed most appropriate for this valuation assignment as earnings attributable to the License Agreement can be identified.

Relief From Royalty Methodology

This methodology is based upon the premise that the recognition ol intellectual assets by potential competitors is a valuable asset. The premise behind the valuation of the License Agreement is that competitors would be willing to pay a royalty for the right to use it in order to generate revenue. Accordingly, this methodology values the intellectual property via the relief from the royalty on intellectual property that a willing buyer would typically pay.

This methodology is comprised of two elements, the determination of an appropriate royalty rate and the conversion of royalty savings into value.

Royalty Rate Determination

Although this valuation is not being performed for federal transfer pricing purposes, federal income tax regulations have been written to address transfer pricing (royalty rates) of intangible property such as technology.

Guidelines for determining the pricing for the transfer of intangible property between companies with common ownership and control are set forth in Internal Revenue Code §482 and the corresponding federal income tax regulations. Under these regulations, the Internal Revenue Service specifies factors to be considered in the valuation of trademarks, trade names, brand names, franchises, licenses, contracts, patents, inventions, formulas, processes, design patterns, know-how, etc. The methods prescribed by the Internal Revenue Service are the comparable uncontrolled transaction (CUT) method, the comparable profits method, the profit split method and unspecified methods.

In selecting the appropriate methods utilized in estimating a fair royalty rate charged to the Company, we considered the factors described in the "best method rule."

According to regulation §1.482-l(c)(l):

The arm's length result of a controlled transaction must, he determined under the method that, under the facts and circumstances, provides the most reliable measure of an arm's length result. Thus, there is no strict priority of methods, and no method will invariably he considered to he more reliable than others. An arm's length result may be determined under any method without establishing the inapplicability of another method, but if another method subsequently is shown to produce a more reliable measure of an arm's length result, such other method must be used.

According to Regulation §1.482-1 (c)(2), in determining "which of two or more available methods" provides the most reliable measure under the best methods rule. The two primary factors to consider are degree of comparability between the controlled and uncontrolled transaction and the quality of data and assumptions used in the analysis.

In accordance with the best method rule, we have determined that the CUT method is the best methodology to use in determining the fair royalty rates to be charged for the subject intangible properly. As stated in §1.482-471(c)(1):

The comparable uncontrolled transaction method, when it can reasonably be applied on the basis of available information, ordinarily will provide the most accurate measure of an arm's length charge for the transfer of intangible property. Factors to he considered in the application of this method include access to relevant pricing and other financial information and the existence of an active market, including contemporaneous transactions involving comparable property between uncontrolled taxpayers.

CUT Method

The CUT method was used to provide a basis for our selection of an appropriate royalty rate. In order to identify transactions to analyze, we searched information sources of publicly available information. Based on the ktMINE data base as of November 30, 2010 of royally rates for intellectual property, 555 license agreements were identified relating to software technology. The royalty rates for these license agreements ranged from 1% to 20% of revenues. Based on our analysis of this data, and a comparison of qualitative and quantitative factors of the License Agreement to such transactions, we have concluded on an applicable royalty rate of 10%).

Derivation of Royalty Stream

Appendix C: Schedule 1 details the Company's forecasted annual revenue opportunities for the Company's License Agreement and the discounted royalty stream. In order to develop assumptions and enable construction of this statement, the Company's management was questioned regarding future growth. The major assumptions underlying the discounted royalty stream are as follows:

●	Revenues are projected as follows:

Year	Revenue	Annual % Change
2010	$192,000
2011	8,123,000	4,130.7%
2012	22,358,000	175.2%
2013	43,632,000	95.2%
2014	70,848,000	62.4%
2015	98,064,000	38.4%
2016	107,870,000	10.0%
2017	118,657,000	10.0%
2018	130,523,000	10.0%

●
The License Agreement and patent expire August 5, 2018. It is anticipated that the cost to duplicate or replicate the Company's technology would be loo costly for another competitor to pursue and projected revenues beyond this date are projected to grow at the Company's long-term growth rate of 3%.

●	Long-term growth rate projected at 3%.

●	Income taxes - based on effective tax rate of 40%.

●	Royalty rate - 10%.

Required Rate of Return

The discount rate represents the required rate of return which an investor would demand, at a specific point in time, to account for the risks inherent in the License Agreement's royalty stream.

The specific rate applied to the earnings stream attributable to the License Agreement is the rate of return expected by an investor related to:

1. The general level of interest rates.
2. A premium for perceived financial risk.
3. A premium for perceived business risk.

There are two primary methods for "building up" a capitalization rate—the "build-up method" or the "capital asset pricing model."

We utilized the build-up method which requires the summation of the components of the required rate of return on investment. The rate derived is adjusted by subtracting the expected long-term earnings or cash How growth rate to arrive at a capitalization rate (Gordon Growth Model).

Current Risk-Free Rate

Measured as the yield to maturity on long-term 20-ycar U.S. Treasury Bonds, which was 3.9% as of the Valuation Date.

+ Common stock equity premium (average annual returns for large capitalization stocks minus average annual returns for long-term government bonds). Based on Ibbotson SBBI—2010 Valuation Yearbook, a publication of Morningstar, Inc., the common stock equity risk premium averaged 6.7% from 1926 to 2009.

+ Small stock risk premium (average annual returns for micro-capitalization stocks minus average annual returns for large capitalization stocks. Based on Ibbotson SBBI—2010 Valuation Yearbook, a publication of Morningstar, Inc., the micro-capitalization risk premium averaged 6.3% from 1926 to 2009.

+ Industry risk premium. Based on Ibbotson SBBI—2010 Valuation Yearbook, a publication of Morningstar, Inc., this risk index compares the risk level of the industry with the market as a whole and averaged 0.0% through December 31, 2009 for 7 companies that were surveyed in the credit reporting and collections industry (SIC 732).

Specific company risk premium. Includes risks associated with the internal workings of the subject company, including such things as management (key-executive dependency), dependence on specific suppliers and customers, and risk of competitive encroachment.

The Company competes in an industry populated by many similar type companies, most of which are diversified and much larger with greater resources than the Company. The Company is a start-up company with no track record and there is no guarantee that the patented software solution will ever be adopted or generate revenues. Additionally, the Company is heavily leveraged and may require additional working capital to finance current and future operations. Accordingly, a company-specific risk premium of 10% is warranted.

The sum of these components indicates a 26.9% required rate of return for the Company's royally stream, as shown below:

Table 2

Long-Term 20-year U.S. Treasury Bond Rate (11/30/10)	3.9%
Long-Term Common Stock Equity Risk Premium	6.7%
Small Stock Risk Premium	6.3%
Industry Risk Premium	0.0%
Specific Company Risk Premium	10.0%
Required Rate of Return	26.9%

The required rate of return computed under the "build-up method" of the Income Approach was compared to its public company peers. Based on the Ibbotson Cost of Capital 2009 Yearbook, a publication of Morningstar, Inc. the median cost of equity capital for the seven companies surveyed in the credit reporting and collections industry (SIC 732) for CAPM + Size Premium was 13.7%. Compared to the Company, the public companies surveyed were larger and more established and less leveraged than the Company. Accordingly, the required rate of return derived under the Income Approach of 26.9% is reasonable given the inherent risks of the Company.

Conclusion of Fair Value Under the Income Approach

The indicated value of the License Agreement was calculated by discounting the projected royalty stream through 2018 and adding a terminal value. The terminal value was calculated using the Cordon Growth Model based on 2018's projected royalty stream and on an assumed long-term growth rale of 3%. Using a 26.9% required rate of return and a 23.9% capitalization rate to discount the royally stream back lo the Valuation Date results in an indicated fair value for the License Agreement of $13,327,000 (rounded). Appendix C: Schedule 1 presents the derivation of the discounted royalty stream value for the License Agreement.

CONCLUSION OF ESTIMATED FAIR VALUE

Based upon our analysis as outlined herein, and as presented in Appendix C: Schedule 1, it is our opinion that the estimated fair value for the License Agreement as determined under the Relief from Royalty Methodology, as of November 30, 2010, is reasonably represented in the amount of $13,327,000 (rounded).

ASSUMPTIONS, LIMITING CONDITIONS AND VALUATION REPRESENTATION / CEUT1FIC ATI ON

The primary assumptions and limiting conditions pertaining to the value estimate conclusion stated in this report are summarized below. Other assumptions are cited elsewhere in this report.

1.	The conclusion of value arrived at herein is valid only for the stated purpose as of the date of the valuation.

2.
Financial statements and other related information provided by the Company or its representatives, in the course of this engagement, have been accepted without any verification as fully and correctly reflecting the enterprise's business conditions and operating results for the respective periods, except as specifically noted herein. RSSM has not audited, reviewed, or compiled the financial information provided to us and, accordingly, we express no audit opinion or any other form of assurance on this information except as specifically noted.

3.
Public information and industry and statistical information have been obtained from sources we believe to be reliable. However, we make no representation as to the accuracy or completeness of such information and have performed no procedures to corroborate the information.

4.
We do not provide assurance on the achievability of the results forecasted by the Company because events and circumstances frequently do not occur as expected; differences between actual and expected results may be material; and achievement of the forecasted results is dependent on actions, plans, and assumptions of management.

5.
The conclusion of value arrived at herein is based on the assumption that the current level of management expertise and effectiveness would continue to be maintained and that the character and integrity of the enterprise through any sale, reorganization, exchange, or diminution of the owners' participation would not be materially or significantly changed.

6.
This report and the conclusion of value arrived at herein are for the exclusive use of our client for the sole and specific purposes as noted herein. They may not be used for any other purpose or by any other party for any purpose. Furthermore, the report and conclusion of value are not intended by the author and should not be construed by the reader to be investment advice in any manner whatsoever. The conclusion of value represents the considered opinion of RSSM based on information furnished to them by management or representatives of the Company.

7.
Future services regarding the subject matter of this report, including, but not limited to testimony or attendance in court, shall not be required of RSSM unless previous arrangements have been made in writing.

8.	No change of any item in this appraisal report shall be made by anyone other than RSSM, and we shall have no responsibility for any such unauthorized change.

9.
If prospective financial information approved by management has been used in our work, we have not examined or compiled the prospective financial information and therefore, do not express an audit opinion or any other form of assurance on the prospective financial information or the related assumptions. Events and circumstances frequently do not occur as expected, and there will usually be differences between prospective financial information and actual results, and those differences may be material.

10.
The approaches and methodologies used in our work did not comprise an examination in accordance with generally accepted accounting principles, the objective of which is an expression of an opinion regarding the fair presentation of financial statements or other financial information, whether historical or prospective, presented in accordance with generally accepted accounting principles. We express no opinion and accept no responsibility for the accuracy and completeness of the financial information or other data provided to us by others. We assume that the financial and other information provided to us is accurate and complete, and we have relied upon this information in performing our valuation.

11.
The valuation may not be used in conjunction with any other appraisal or study. The value conclusion(s) stated in this appraisal is based on the utilization described in the report, and may not be separated into parts. The appraisal was prepared solely for the purpose, function and party so identified in the report. The appraisal report may not be reproduced, in whole or in part, and the findings of the report may not be utilized by a third party for any purpose, without the express written consent of RSSM.

12.
Unless otherwise stated in the appraisal, the Valuation Report of the business has not considered or incorporated the potential economic gain or loss resulting from contingent assets, liabilities or events existing as of the Valuation Date.

13.
The working papers for this engagement are being retained in our files and are available for your reference. We would be available to support our valuation conelusion(s) should this be required. Those services would be performed for an additional fee.

14.	All facts and data set forth in our letter report are true and accurate to the best of the Appraiser's knowledge and belief.

15.	All recommendations as to fair market value are presented as the Appraiser's conclusion based on the facts and data set forth in this report.

16.
During the course of the valuation, we have considered information provided by management and other third parties. We believe these sources to be reliable, but no further responsibility is assumed for their accuracy.

17.
This valuation analysis and report, which are to be distributed only in their entirety, are intended solely for use by you, solely to assist you and your client in the determination of the estimated fair value of the subject interest for obtaining financing for the Company. It should not be used for any other purpose or distributed to third parties for any purpose, in whole or in part, without the express written consent of RSSM.

18.
If applicable, we have used financial projections approved by management. We have not examined the forecast data or the underlying assumptions in accordance with the standards prescribed by the American Institute of Certified Public Accountants and do not express an opinion or any other form of assurance on the forecast data and related assumptions. The future may not occur as anticipated, and actual operating results may vary from those described in our report. In the case that the forecast data differ from the actual future events, our recommendations as to the indication of value may be materially affected.

19.	Our valuation judgment, shown herein, pertains only to the subject business, the stated value standard (fair value), as at the slated valuation date, and only for the stated valuation purposes.

20.	We have no responsibility or obligation to update this report for events or circumstances occurring subsequent to the date of this report.

VALUATION REPRESENTATION / CERTIFICATION

I represent/certify that, to the best of my knowledge and belief:

•	The statements of fact contained in this report are true and correct.

•
The reported analyses, opinions and conclusions of value are limited only by the reported assumptions and limiting conditions, and are my personal, impartial, independent, unbiased, objective professional analyses, opinions and conclusions.

•
I have no present or prospective/contemplated financial or other interest in the business or property that is the subject of this report, and I have no personal financial or other interest or bias with respect to the property or the parties involved.

•	My engagement in this assignment was not contingent upon developing or reporting predetermined results.

•
My compensation for completing this assignment is fee-based and is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the outcome of the valuation, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

•
The economic and industry data included in the valuation report have been obtained from various printed or electronic reference sources that the valuation analyst believes to be reliable. The valuation analyst has not performed any corroborating procedures to substantiate that data.

•
My analyses, opinions, conclusions and this detailed appraisal report were developed in conformity with the 2008 American Institute of Certified Public Accountants Statement on Standards for Valuation Services and the 2008-2009 Uniform Standards of Professional Appraisal Practice as promulgated by the Appraisal Foundation.

•	The parties for which the information and use of the valuation report is restricted are identified; the valuation report is not intended to be and should not be used by anyone other than such parties.

•	The valuation analyst has no obligation to update the report or the opinion of value for information that comes to my attention after the date of the report.

•	This report and analysis were prepared under the direction and supervision of Alfred M. Purowski, CPA CVA CFF CFE

Alfred M.Purowski, CPA CVA CFF CFE	Certified Public Accountants

APPENDIX A

QUALIFICATIONS OF APPRAISER

Professional Profile
of
Alfred M. Pruskowski, CPA CVA CFF CFE

Credentials:	Certified Public Accountant Certified Valuation Analyst Certified in Financial Forensics Certified Fraud Examiner

Experience:	Thirty-nine years in the public accounting professional specializing in forensic accounting, business valuations, management advisory services and general client service. Clients include firms in the professional service, real estate, construction, health care, and manufacturing business sectors.

Education:	B.S. - Accounting Fairleigh Dickinson University Madison, New Jersey

Professional Associations:	Certified Public Accountant licensed in New York and New Jersey

Member of the American Institute of CPA's, New York Society of CPA's and New Jersey State Society of CPA's

Member of the National Association of Certified Valuation Analysts

Member of the Board of Neutrals, American Arbitration Association

Member of the Association of Certified Fraud Examiners

Committee Service:	American Institute of CPA's
Currently a member of AICPA Joint Trial Board
Professional Ethics Executive Committee
Past Chairman - Independence and Behavioral Standards
    Subcommittee of the Professional Ethics Executive Committee

New York Society of CPA's Quality Control Assurance Committee General Committee on Accounting and Auditing

New Jersey Society of CPA's Past Chairman - Professional Ethics Committee Accounting and Auditing StandardsCommittee Executive Committee on By-Laws Restructuring Litigation Support Committee

Professional Profile
of
Alfred M. Pruskowski, CPA CVA CFF CFE
(Continued)

Civic Activities:	Former Regional Director and Member of the National Board of Directors of the American Subcontractors Association

Other:
Expert witness in litigation and forensic accounting matters before the American Arbitration Association, the Superior Court of the State of New Jersey, the Superior Court of the State of New York, Nassau County (NY) Superior Court and the U.S. Bankruptcy Court -Southern District of New York.

Matters litigated include forensic investigation of real estate partnership transactions in connection with partnership disputes, independence and behavioral standards in the practice of public accounting; valuation real estate partnerships; and, valuation of intellectual property.

Frequent lecturer at professional seminars sponsored by the Foundation for Accounting Education.

Author of the following texts - Professional Ethics (1993) - FAE - Quality Controls for the Small and Medium Sized Firms (1993) -MicroMash Inc. - Accounting for Nonprofit Organizations (1982) - AICPA

APPENDIX B

SOURCES OF INFORMATION

1.	Company financial information.

2.	Management of the Company.

3.	Pratt, Shannon P. and Others—Valuing a Business, 5th ed. (New York, NY McGraw Hill 2008).

4.	Morningstar, Inc.—Ibbotson SBBI—2010 Valuation Yearbook.

5.	Morningstar, Inc.—Ibbotson Cost of Capital 2009 Yearbook.

6.	ktMINE data base.

7.	Hitchner, James R.—Financial Valuation Application and Models (Hoboken, NJ, John Wiley & Sons, Inc., 2003).

8.	www.federalreserve.gov/releases/hl5.

9.	Revenue Ruling—59-60.

10.	Footnoted sources page 45.

11.	Other information and analyses we deemed appropriate.

APPENDIX C

SCHEDULES

Schedule No.

1.     Discounted Royalty Stream

SCHEDULE 1 - DISCOUNTED ROYALTY STREAM

		12/31/2010	12/31/2011	12/31/2012	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017	12/31/2018	Terminal Value
Forecasted revenue		$192,000	$8,123,000	$22,358,000	$43,632,000	$70,848,000	$98,064,000	$107,870,000	$118,657,000	$130,523,000

Royalty rate @ !0%		$19,200	$812,300	$2,235,800	$4,363,200	$7,084,800	$9,806,400	$10,787,000	$11,865,700	$13,052,300
Income tax @ 40%		7,680	324,920	894,320	1,745,280	2,833,920	3,922,560	4,314,800	4,746,280	5,220,920

Royalty stream net of tax		11,520	487,380	1,341,480	2,617,920	4,250,880	5,883,840	6,472,200	7,119,420	7,831,380	$33,750,299
Present value factor		0,8877	0,6995	0,5512	0,4344	0,3423	0,2697	0,2126	0,1675	0,1320	0,1320

		$10,226	$340,938	$739,486	$1,137,210	$1,455,129	$1,587,164	$1,375,788	$1,192,566	$1,033,748	$4,455,063

Discounted royalty stream	$13,327,318

Required rate of return

Current risk-free rate as of 11/30/10	3.9%
Common stock equity premium	6.7%
Small stock risk premium	6.3%
Industry risk premium	0.0%
Specific company risk premium	10.0%

Required rate of return	26.9%
Long-term growth rate	3.0%

Capitalization rate	23.9%

DEBT RESOLVE, INC.

FOOTNOTED SOURCES
__________________

1 Hopkins, Kevin R. KeyValueData. National Economic Report. September 2010.